EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 105 to Registration Statement No. 2-27962 on Form N-1A of our reports dated as indicated on the attached Schedule A, relating to the financial statements and financial highlights of the Funds listed on the attached Schedule A, each a series of Eaton Vance Special Investment Trust, appearing in the Annual Report on Form N-CSR of Eaton Vance Special Investment Trust, for the year ended December 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectuses and ‘‘Independent Registered Public Accounting Firm’’ and ‘‘Financial Statements’’ in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts April 28, 2010

SCHEDULE A

Report Date	Fund	Opinion Issued
February 12, 2010	Eaton Vance Small-Cap Fund	Unqualified

February 16, 2010	Eaton Vance Dividend Builder Fund	Unqualified
February 16, 2010	Eaton Vance Large-Cap Growth Fund	Unqualified
February 16, 2010	Eaton Vance Small-Cap Value Fund	Unqualified
February 16, 2010	Eaton Vance Special Equities Fund	Unqualified
February 16, 2010	Eaton Vance Emerging Markets Fund	Unqualified
February 16, 2010	Eaton Vance Greater India Fund	Unqualified
February 16, 2010	Eaton Vance Investment Grade Income Fund	Unqualified

February 17, 2010	Eaton Vance Equity Asset Allocation Fund	Unqualified
February 17, 2010	Eaton Vance Large-Cap Value Fund	Unqualified

February 19, 2010	Eaton Vance Balanced Fund	Unqualified opinion with
explanatory paragraph
regarding our audit of the
Portfolio Turnover for the
years ended December 31,
2005 and 2006

February 23, 2010	Eaton Vance Real Estate Fund	Unqualified